Exhibit 5.1

August 8, 2018

Qumu Corporation
510 1st Avenue North, Suite 305
Minneapolis, MN 55403

Re:    Opinion of Counsel as to Legality of Shares of Common Stock to be Registered
under the Securities Act of 1933, as amended

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, which Qumu Corporation (the “Company”) is filing with the Securities and Exchange Commission to register 500,000 shares of its Common Stock, $0.01 par value per share (the “Shares”) that may be issued under the Qumu Corporation Second Amended and Restated 2007 Stock Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and this opinion is furnished based upon such examination and review.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

The foregoing opinion is limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Ballard Spahr LLP

/s/ Ballard Spahr LLP